ISSUER FREE WRITING PROSPECTUS
Dated April 7, 2014
Filed Pursuant to Rule 433
Registration No. 333-193360

FOLLOW ON PUBLIC OFFERING

China Commercial Credit Inc.

April 2014

AXIOM Capital Management, Inc.

ViewTrade

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. The registration statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change. The securities will only be sold pursuant to a final prospectus to be filed with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The most recent copy of the registration statement can be viewed at the SEC web site at:

http://http://www.sec.gov/Archives/edgar/data/1556266/000121390014002163/fs12014a2_chinacomm.htm

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this presentation are forward-looking statements.

Such forward-looking statements include, but are not limited to, statements regarding our Company and our management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition and results of operations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "might," "plans," "possible," "potential," "predicts," "projects," "seeks," "should," "will," "would" and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this presentation are based on current expectations and beliefs concerning future developments and the potential effects on the Company. Future developments actually affecting us may not be those anticipated. These forward looking statements involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions that may cause actual
results or performance to be materially different from those expressed or implied by these forward-looking statements.

(continued on next page)

Cautionary Note Regarding Forward-Looking Statements (cont.)

Examples are statements regarding future developments with respect to the following:

- Interest rates, loan pricing and other competitive pressures;
- Our ability to develop and market our microcredit lending and guarantee business in the future;
- Our ability to implement our financial leasing and peer to peer business plans;
- Our ability to maintain and attract qualified personnel:
- Any changes in the laws of the PRC or local province that may affect our operations;
- Inflation and fluctuations in foreign currency exchange rates;
- Our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business; and
- The costs we may incur in the future from complying with current and future governmental regulations and the impact of any changes in the regulations on our operations.

About Us

- We are a diversified financial services firm located in the Peoples Republic of China

- Our mission is to capitalize upon the significant void in the market place by offering our microcredit services to a target market which has been significantly under-served by the traditional Chinese financial community

- Our current and anticipated Business Lines include:
  - Microcredit Lending and Loan Guarantees
  - Financial Leasing
  - Peer-to- Peer Lending through an Online Portal

Why Take Note

- While historical prices are not indicative of future performance, increases in CCCR's stock price has offered investors a number of opportunities to make money
- IPO of 1.37 million shares at $6.50 a share on August 13, 2013;
  - Hit a high of $19.39 on August 15, 2013
  - Average daily volume of 700,000 during first ten days of trading



CCCR Daily
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NASDAQ's 2/28/14 Leading Percentage Gainer

- CCCR up 32% on volume of 620,000 shares
  - O: $6.11 H: $9.63 C: $8.40



CCCR Daily
2/28/14
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CCCR has Capitalized Upon Investor Attention Captured through IR & PR

- IR & PR: Consistent program which commenced with IPO Road Show

Articles on CCCR have appeared in:

THE WALL STREET JOURNAL. ASIA

PRINT O

South China Morning Post scmp.com


THE WALL STREET JOURNAL.
What's News—
Kennedy Diagnosed With Brain Tumor
U.S. Military Launches Alternative-Fuel Push
A Week After Quake,

Forbes

CCTV

Bloomberg Businessweek

BARRON'S

中国日報 CHINA DAILY
THE NATIONAL ENGLISH LANGUAGE NEWSPAPER


THE CHINA
MONEY REPORT

Macroeconomic Fundamentals Driving Investor Attention

- China is the world's most populous country, comprising more than 1.3B citizens, or approximately 19% of the world's population
  - Approximately 4x the total population of the United States
  - #2 largest GDP in the world, expected to surpass the U.S. by 2016
- Credit mismatch & concern for financial industry stability
  - Traditional Chinese banks supply of credit favors state-owned enterprises, local government vehicles and larger companies
  - SMEs is a market segment which has been significantly underserved and has historically borrowed at high interest rates from "underground" lenders
    - Substantial concern re $5.8 Trillion unregulated Underground Lending industry
      - Equivalent to 69% percent of China GDP
      - 100% increase as of 2013 compared to 2011
  - PRC Regulations in 2008 approved establishment of microcredit companies to bridge the gap between Chinese state-owned and commercial banks and "underground lenders"

Is it Safe to go Back into China Investing?

- Evolution of Audit Practices
  - In-person bank & customer confirmations
  - Change in staffing as a result of regulation

- Cooperation Agreement between PCAOB & Chinese Regulators as Framework for Enforcement

Core Business – Microcredit Lending & Loan Guarantees

- Direct loans to SME's, farmers and individuals with proceeds generally used for business purposes. As of December 31, 2013:
  - $90.2MM portfolio to 217 borrowers
  - Average loan size of approximately $429,000
  - Terms ranging from 1 to 12 months maximum
  - Average interest rate of 14.19%, payable monthly
  - Approximately 68.7% are renewed loans; loans which have previously been paid off and the borrower has re-borrowed

- Substantial portfolio growth since inception

Strong Growth with Managed Risk

- Management expertise has led to successful implementation of lending process with low loss experience
- Growth in reserves with minimal losses over last 4 years

RESERVES:	2010	2011	2012	2013
Direct Loans	$696,321	$766,673	$857,813	$1,375,948
Guarantee Services	$719,728	$887,426	$880,725	$588,740
LOSSES:				
Direct Loans	$0	$0	$0	$144,987
Guarantee Services	$0	$0	$0	$0

- Reserves based upon greater of 1% of portfolio or "5-Tier method" in accordance with applicable PRC regulations
- Significant consequences in China for not repaying debt

Offering Proceeds to Launch Financial Leasing Business

- Pride Financial Leasing to offer mid-to long-term leases
  - industrial machinery and equipment;
  - transportation vehicles;
  - medical devices.

- Customers to include SMEs, hospitals, municipal governments and public transportation agencies
  - Cross Marketing to existing direct loan customers of CCCR

Chinese Businesses Recognizing Benefits of Leasing vs Purchasing

- Minimizes significant upfront equipment costs;
- Maximizes tax allowances;
- Eliminates need to put up collateral/make guarantees for bank loans; and
- Preserves existing bank credit lines

Chinese Financial Leasing Industry Offers Tremendous Opportunity for Growth:

- 2012 Industry Growth of over 66% compared to 2011[1]
  - Increase of $100 billion from $150 billion at the end of 2011 to $250 billion in 2012
  - Number of leasing companies grew from 300 at the end of 2011 to 560 at the end of 2012
- Projected to increase at a CAGR rate of 30% between now and 2020
- Leasing penetration rate in China is approximated at only 5% compared to 20% in the European and American Markets

[1] China Financial Leasing Industry Report 2013.

Imminent Launch of Peer-to-Peer Online Lending Portal

- Pride Online
  - Pairing of prospective borrowers & lenders
  - Expected April launch, to be available year end on mobile platforms
  - First in China to be managed by a microcredit company
    - Significant competitive advantages
  - Designed to leverage upon existing client base to fuel portal growth
  - Service fees of 1-2% of loan amount

Significant Differentiation from Existing Loan Portals

- China's peer-to-peer lending industry generally unsuccessful despite significant supply & demand
  - High rates of borrower default
- Pride OnLine to differentiate itself by applying CCCR's high standards of Credit Risk Assessment to minimize lender risk
  - Loan opportunities to be posted solely after review and analysis of:
    - Credit worthiness of buyer
    - Collateral and or loan guarantee
- Post-Loan monitoring

Corporate Structure & History

- Microcredit lending business founded in 2008
  - Initially capitalized with RMB300 million / $44.0 million
  - Controlled & operated by China Commercial Credit & subsidiaries through VIE Structure
- August 2013 IPO of China Commercial Credit
- Post IPO founding of Pride Leasing (100% owned) & Pride Online (controlled by WFOE via VIE agreements)
  - Current offering proceeds to fund Pride Leasing

Experienced Management Team

Huichun Qin	Chairman of the Board, Chief Executive Officer
Baisheng Zhao	General Manager Responsible for launch of Pride Leasing
Chen Yan	General Manager Overseeing Pride Online
Long Yi	Chief Financial Officer

Deep Lending and Public Company Experience

- Huichin Qin, Chairman of the Board and Chief Executive Officer
  - Served previously as Deputy Director of Accounting and Finance and Vice President of the Wujiang Branch at the People's Bank of China from 2002-2006 and 2006-2008, respectively
  - While serving as Vice President of the Wujiang Branch, also served as a Deputy Director of the Wujiang State Administration of Foreign Exchange
  - Bachelor's degree from Southwest Tech University in Mianyang, China

- Baisheng Zhao, General Manager, Pride Leasing
  - Headed CCCR's risk management department from February 2009 to August 2013
  - President of Wujiang Rural Commercial Bank and headed the credit department at Wujiang Rural Cooperative Credit Union
- Chen Yan, General Manager, Pride OnLine
  - 30 years of experience in China's financial industry
  - 10 years in management at the China Banking Regulatory Commission

- Long Yi, Chief Financial Officer
  - Public company experience from role at Sutor Technology Group (NASDAQ: SUTR)
  - CPA, State of Illinois, Master's Degree in Accounting from University of Rotterdam, the Netherlands

Financial & Legal Professionals & Due Diligence

- Financial and legal professionals

Accountants	Marcum Bernstein & Pinchuk LLP
Financial Reporting Consultants	Albeck
U.S. Legal Counsel	Ellenoff Grossman & Schole LLP
PRC Legal Counsel	Dacheng Law Offices
Underwriter's Counsel	
U.S.	Reed Smith
PRC	Guantao

- Significant Due Diligence
  - Independent, third party reports by Chinese law firms & US accounting firms

Financial Summary

($-000's)							
	Fiscal Years Ended December 31,						
		2010		2011		2012	2013
Total Interest Income	$	9,000	$	11,200	$	12,300	12,444
Total Interest Expense		1,000		1,600		1,300	1,143
Net Interest Income	$	8,000	$	9,600	$	11,000	11,301
Provision for Losses		100		-		100	484
Commisions & Fees		1,100		1,300		1,700	1,723
Net Revenue		9,000		10,900		12,600	12,540
Plus: Non Interest Income		500		700		300	168
Less: Non Interest Expense		1,800		2,100		2,400	3,624
Income before income taxes		7,700		9,500		10,500	9,084
Less: Income Tax Expense		1,000		1,200		1,700	1,380
Net Income	$	6,700	$	8,300	$	8,800	$ 7,704
Book Value							$ 84,949

Significant Anticipated Short Term Growth

- Microcredit Lending: IPO proceeds to be utilized to meet loan demand commencing Q2 2014
  - Have not had regulatory approvals to contribute IPO proceeds to Registered Capital resulting in inability to meet significant loan demand
- Peer-to-Peer Lending: Imminent launch of platform anticipated to generate Service Fees of 1-2%
- Financial Leasing: Proceeds of the Offering to launch business, leveraging current relationships with SME's

Terms of the Offering – Warrant to offer significant upside

- The Offering:	
- Common Shares	2,600,000[1]
- Associated Warrants	1,300,000 (50% Warrant Coverage)
Warrant Terms:	Exercisable at 140% of the Offering price for a period of 3 years
- Lead Manager:	Axiom Capital Management
- Anticipated Timing:	Late April
- Current NASDAQ Symbol:	CCCR
- 4/4/2013 Price:	$5.73
- 52 week High	$19.39
- 52 Week Low	$5.17
- Average Daily Volume (50 day):	36,347
- Use of Proceeds:	Funding & Launching-Pride Financial Leasing
- Pre / Post-Offering Shares Outstanding:	10,400,000 / 13,000,000

(1) Approximately 70,000 shares to be sold by non-Management Selling Shareholders..

Valuation

Pre- Offering Market Cap:	$60,165,000	Multiple Of:
12/31/2013 Book Value	$84,949,000	.71x
12/31/2013 Net Income	$7,700,000	7.8x

VALUATION A SIGNIFICANT DISCOUNT TO COMPARABLES

Explosion in Number and Performance of China Public Offerings



TRADER TALK with BOB PISANI | The Buzz on The Floor

Chinese IPOs: Hot, hot, hot!

CNBC   Text Size

Published: Wednesday, 11 Dec 2013 | 3:01 PM ET

By: Bob Pisani | CNBC "On-Air Stocks" Editor

What's going on?

First:	Massive growth potential;
Second:	Transparency issues have gone away;
Third:	Deals doing well spur even more deals

Investment Considerations

- Generate significant growth by bridging the gap between Chinese state-owned and commercial banks and "underground lenders"
- Leverage skill sets and customer base, providing multiple products & services
- Multiple avenues for growth:
  - Microcredit Lending
  - Financial Leasing
  - Peer-to-Peer Lending
- Strong historic financial returns with favorable valuation
- Highly experienced Management team